UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

BAILLIE GIFFORD FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear X,

As you know, we are planning to convert the [insert fund name] to an ETF. It would be great to set up a call to answer any questions you may have on this, and I also wanted to share two key aspects of this plan of reorganization:

1.	Voting your shares

I have attached your proxy package which includes all the information that you need to vote your shares ahead of the shareholder meeting on April 28, 2026 . Naturally, we would like you to vote in favor of the proposed Reorganization (as defined in the proxy statement) for the reasons included in the proxy statement. Please let me know if you have any questions on this.

If you do not hold voting discretion for your clients who are shareholders in the Fund we would ask you to please engage with them and encourage them to vote.

2.	Brokerage account set up required

In order to receive shares of the ETF as part of the Reorganization (which is still subject to shareholder approval), Fund shareholders must hold their shares of the Fund through a brokerage account that can accept shares of an ETF. If Fund shareholders do not hold their shares of the Fund through that type of brokerage account, they will not receive shares of the ETF as part of the Reorganization.

You currently hold shares directly at our Transfer Agent, Bank of New York (“BNY”).  As a result, you will need to take one of the following actions prior to the close of business on May 18, 2026:

●	Transfer the custody of your Fund shares to a brokerage account of your choice. This process will begin with your new or existing brokerage firm, and once you supply them with a copy of your Baillie Gifford/BNY quarterly account-level statement that contains your account information, they can assist you in initiating this process.

●	Exchange your Fund shares for shares of another Baillie Gifford mutual fund. Please get in touch with your contact and/or northamericanvehiclesteam@bailliegifford.com

●	Redeem your shares. This can be done via your usual trading process.

If no action is taken prior to the close of business on May 18, 2026, you will not receive shares of the ETF.  Your Fund shares will be liquidated on May 19, 2026, and you will receive a cash distribution equal in value to the net asset value of your Fund shares.

Best wishes,